Exhibit 99.3
OFFICER NOMINEE CONSENT
     The undersigned hereby (i) consents to being nominated and named as a nominee for the position of Chairman — Las Vegas Division, of FX Real Estate and Entertainment Inc., a Delaware corporation (the “Company”), in the Company’s Registration Statement on Form S-1, as initially filed by the Company on August 24, 2007, and as the same may be amended and supplemented from time to time, and (ii) agrees to serve as Chairman — Las Vegas Division of the Company subject to being appointed as such by the Company’s Board of Directors.
Date: October 9, 2007

/s/ Brett Torino
Brett Torino